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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 12b-25

                         NOTIFICATION OF LATE FILING

  SEC FILE NUMBER: 0-38593
  CUSIP NUMBER: N/A

  (Check One):
  [ ]Form 10-K   [ ]Form 20-F   [ ]Form 11-K   [X]Form 10-Q   [ ]Form N-SAR

  For the Period Ended:   March 31, 1997
                        --------------------
       [ ] Transition Report on Form 10-K
       [ ] Transition Report on Form 20-F
       [ ] Transition Report on Form 11-K
       [ ] Transition Report on Form 10-Q
       [ ] Transition Report on Form N-SAR
       For the Transition Period Ended:
                                       -------------------------------

  If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

   N/A
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  PART I - REGISTRANT INFORMATION:

   Renaissane Capital Partners II, Ltd.
  ---------------------------------------------------------------------------
  (Full Name of Registrant)

   N/A
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  (Former Name if Applicable)

   8080 N. Central Expressway, Suite 210 LB-59
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  (Address of Principal Executive Officer (Street and Number))

  Dallas, TX 75206
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  (City, State and Zip Code)







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  PART II - RULES 12b-25(b) AND (c)

  If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12B-25(B), the
  following should be completed.  (Check box if appropriate)    X
                                                              ------

    (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort of expense;

    (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

    (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


  PART III - NARRATIVE

  State below in reasonable detail the reasons why Froms 10-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period:

    Year  end audit procedures  have put the Managing  General Partner behind schedule in the first quarter.




  PART IV - OTHER INFORMATION

  (1) Name and telephone number of person to contact in regard to this notification:

    Barbe Butschek                                          (214) 891-8294
  -------------------------------------------------------  ------------------
               (Name)                                      (Telephone Number)

  (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).
                                                             X Yes      No







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  (3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof.

                                                              Yes    X No


  If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

   N/A
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                    Renaissance Capital Partners II, Ltd.
              -------------------------------------------------
                (Name of Registrant as Specified in Charter)


  has cuased this notification to be signed on its behalf by the undersigned hereunto duly authorized.



  May 14, 1997                /s/ Barbe Butschek
  ---------------------    -----------------------------------------
  Date                      Barbe Butschek
                            Senior Vice President
                            Renaissance Capital Group, Inc.
                            Managing General Partner